EXHIBIT 99.1


ECHO BAY MINES
6400 S. Fiddler's Green Circle                          Contact:  Robbin Lee
Englewood, Colorado  80111-4957                                   (303) 714-8829

www.echobay.com

                                                           FOR IMMEDIATE RELEASE


      ECHO BAY CONTINUES DEFERRAL OF CAPITAL SECURITIES INTEREST PAYMENTS

     Wednesday, September 15, 1999 - Echo Bay Mines Ltd. (Amex and TSE: ECO) announced today, that due to continued low gold prices, the company has elected to defer the interest payment due on October 1, 1999 to holders of its $100 million capital securities.

     Under the terms of the capital securities, issued in March 1997, the company has the right to defer interest payments for up to 10 consecutive semiannual periods. The current deferral represents the fourth consecutive deferral of semiannual interest payments. Interest accrues during the deferral period at the rate of 12% per annum, compounded semiannually, compared with the 11% face amount payable on the capital securities.

     The next scheduled interest payment date is April 1, 2000. Whether to continue the deferral period or recommence payment of interest will be decided prior to that date.

     Echo Bay mines gold and silver in North America. The primary markets for its common shares are the American and Toronto stock exchanges.


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